Exhibit 99.1
PLUMAS BANCORP REPORTS SECOND QUARTER NET INCOME
QUINCY, California, July 27, 2010 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that second quarter earnings increased by $3.8 million from a net loss of $3.2 million for the second quarter ended June 30, 2009 to net income of $576 thousand during the quarter ended June 30, 2010. For the six months ended June 30, 2010, Plumas Bancorp reported net income of $710 thousand. This represents an increase of $5.2 million from a net loss of $4.5 million during the first six months of 2009.
Net income available to common shareholders was $405 thousand or $0.08 per share during the quarter ended June 30, 2010. This represented an increase of $3.8 million from a net loss of $3.4 million or $0.71 per share during the three months ended June 30, 2009. For the six months ended June 30, 2010 net income available to common shareholders increased to $368 thousand or $0.08 per share from a net loss of $4.8 million or $1.00 per share during the six months ended June 30, 2009. Income (loss) available to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income (loss).
2010 Financial Highlights
Six months ended June 30, 2010 compared to June 30, 2009
•	Net income of $710 thousand compared to a second quarter 2009 net loss of $4.5 million.

•	Loan loss provision decreased by $6.4 million.

•	Non-interest income increased by $2.2 million.

•	Non-interest expense decreased by $1.1 million.
Three months ended June 30, 2010 compared to June 30, 2009
•	Net income of $576 thousand compared to a second quarter 2009 net loss of $3.2 million.

•	Loan loss provision decreased by $4.9 million.

•	Non-interest income increased by $1.7 million.

•	Non-interest expense decreased by $542 thousand.
2010 Asset Quality Improvements
June 30, 2010 compared to June 30, 2009
•	Nonperforming loans as a percentage of total loans decreased from 8.6% to 5.4%.

•	Nonperforming loans decreased by $13.7 million, or 44%, to $17.6 million.

•	Non-performing assets as a percentage of total assets decreased from 7.6% to 5.4%.

Andrew J. Ryback, interim president and chief executive officer, remarked:
“We are very pleased with our progress and our return to profitability. These earnings improvements are the result of a variety of strategic decisions executed by the management team under the direction of the Board of Directors over the last several months. In particular, we are beginning to see the positive effects of the aggressive cost reduction measures implemented earlier in the year. These measures streamlined our operations and reduced salary costs by over $1 million on an annualized basis. We expect to continue to see the accelerated benefits of these savings in future quarters.
“Another factor contributing to our second quarter profit was the sale of our merchant card processing business to a world-wide merchant processing leader. As a result of this sale, Plumas Bancorp recorded a one-time gain of $1.4 million. This transaction will enable us to offer our customers a superior merchant processing solution.
“Finally, our second quarter results were positively impacted by our continued focus on expanding our market share in the SBA sector. Our efforts in this area generated a $239 thousand gain on the sale of $3.4 million of SBA loans. And on the subject of SBA loans, I’m pleased to announce that Plumas Bank was selected as the Community/Rural SBA Lender of the Year for 2010 by the U.S. Small Business Administration’s Sacramento District Office. As an SBA Preferred Lender, Plumas Bank is proud to be able to help our small business communities overcome challenges and achieve financial success by providing them access to capital.
“On a final encouraging note, we’ve seen some stabilization in real estate values and have had some success in selling our OREO (Other Real Estate Owned) properties. Moreover, as described more fully below, we have made significant progress in reducing our level of nonperforming loans.
“As we hope is evident from these second quarter results, the management team of Plumas Bancorp is dedicated to actively and decisively navigating our Company through these difficult times. And as always, we are thankful to our shareholders for their continued patience and confidence in Plumas Bancorp.”
Asset Quality
Nonperforming loans at June 30, 2010 were $17.6 million, a decrease of $13.7 million from the $31.3 million balance at June 30, 2009. Nonperforming loans as a percentage of total loans decreased to 5.44% at June 30, 2010 down from 8.60% at June 30, 2009.
Nonperforming assets (which are comprised of nonperforming loans, OREO and repossessed vehicle holdings) at June 30, 2010 were $27.4 million, a decrease of $7.8 million from the $35.2 million balance at June 30, 2009.
Repossessed vehicles and OREO are carried at the lesser of cost or fair market value, less selling costs. OREO holdings represented thirty-three properties totaling $9.7 million at June 30, 2010 and twenty-two properties totaling $3.9 million at June 30, 2009. Nonperforming assets as a percentage of total assets decreased to 5.42% at June 30, 2010 down from 7.61% at June 30, 2009.

During the six months ended June 30, 2010 we recorded a provision for loan losses of $2.4 million down $6.35 million from the $8.75 million provision recorded during the six months ended June 30, 2009. The $2.4 million provision recorded for the six months ended June 30 primarily relates to charge-offs during the six month period. The Company recorded a $900 thousand provision for loan losses for the three months ended June 30, 2010 compared to the $5.85 million in provision for loan losses for the three months ended June 30, 2009.
Net charge-offs as an annualized percentage of average loans increased from 3.39% during the six months ended June 30, 2009 to 3.59% during the current period; however, the Company experienced a significant decline in nonperforming loans from $31.3 million at June 30, 2009 to $17.6 million at June 30, 2010. While we incurred $5.8 million in net charge-offs during the 2010 period, $2.6 million of the charge-offs had been incorporated in the allowance for loan losses at December 31, 2009 as specific reserves on impaired loans. The allowance for loan losses totaled $6.1 million at June 30, 2010 and $9.9 million at June 30, 2009. The decrease in the allowance for loan losses from June 30, 2009 is attributable to a $3.6 million decrease in specific reserves related to impaired loans from $4.8 million at June 30, 2009 to $1.2 million at June 30, 2010. General reserves decreased by $118 thousand to $5.0 million at June 30, 2010. As a result of changes described above, the allowance for loan losses as a percentage of total loans decreased from 2.72% at June 30, 2009 to 1.90% at June 30, 2010.
Deposits, Cash, Loans and Borrowings
The Company has been successful in generating deposits which increased by $26 million from $399 million at June 30, 2009 to $425 million at June 30, 2010. This increase is primarily related to a $23 million increase in time deposits resulting from a successful certificate of deposit promotion.
The increase in deposits funded an increase of $51.3 million in balances of cash and due from banks from $11.2 million at June 30, 2009 to $62.5 million at June 30, 2010. At June 30, 2010, $24.5 million of our cash balances were invested in an interest bearing account with the Federal Reserve Bank.
Net loans decreased by $35.6 million, or 10.1% from $354 million at June 30, 2009 to $318 million at June 30, 2010. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and real estate acquired through foreclosure.
Long-term debt consisted of two $10 million term Federal Home Loan Bank (FHLB) advances. The first advance was scheduled to mature on November 23, 2011 and bore interest at 1.00%. The second advance was scheduled to mature on November 23, 2012 and bore interest at 1.60%. We chose to prepay both of these borrowings during July 2010 as we had significant excess liquidity and no longer projected a need for these long-term borrowings. We incurred a $226 thousand prepayment penalty on these advances which we anticipate will be more than offset by future savings in interest expense.

There were no short-term borrowings at June 30, 2010. At June 30, 2009 short-term borrowings consisted of $5 million in overnight advances from the Federal Home Loan Bank.
Shareholders’ Equity
Total shareholders’ equity decreased by $4.0 million from $42.7 million at June 30, 2009 to $38.7 million at June 30, 2010. This decrease is mostly related to losses incurred during the period from July 1, 2009 to December 31, 2009.
Book value per common share decreased to $5.67 at June 30, 2010 from $6.54 at June 30, 2009. Plumas Bancorp’s total risk-based capital ratio decreased from 14.3% at June 30, 2009 to 13.0% at June 30, 2010. Plumas Bank continues to exceed the requirements to be considered well-capitalized under regulatory guidelines as of June 30, 2010.
Net Interest Income and Net Interest Margin
Net interest income for the six months ended June 30, 2010 was $8.8 million, a decline of $875 thousand from the $9.7 million earned during the same period in 2009. The largest component of the decrease in net interest income was a decline in the average balance of loans. Other changes, resulting in a decrease in net interest income, included a decline in yield on the Company’s investment portfolio and an increase in the average balance of deposits. These items were partially offset by declines in rates paid on deposit and subordinated debentures and an increase in the average balance of investment securities and other interest earning assets. Net interest margin for the six months ended June 30, 2010 decreased 46 basis points, or 10%, to 4.24%, down from 4.70% for the same period in 2009.
During the three months ended June 30, 2010, net interest income was $4.3 million, a decrease of $670 thousand, or 13%, from $5.0 million for the same period in 2009. Consistent with the six month comparison, the decline in net interest income was primarily related to a decrease in the average balance of loans. Net interest margin for the three months ended June 30, 2010 decreased 60 basis points, or 13%, to 4.17%, down from 4.77% for the same period in 2009.
Non-Interest Income/Expense
During the six months ended June 30, 2010 non-interest income increased by $2.2 million to $4.7 million, from $2.5 million during the six months ended June 30, 2009. This increase was primarily related to three items, the largest of which was a $1.4 million gain on the sale of our merchant processing portfolio. In June 2010 we entered into an alliance with a world-wide merchant processing leader. In conjunction with this alliance we sold our merchant processing business, recording a one-time gain of $1.4 million. Additionally, we sold $14.6 million in securities recording a gain on sale of $580 thousand. Finally, we recorded a gain on sale of SBA loans of $240 thousand representing the sale of $3.4 million in loans.

During the three months ended June 30, 2010, total non-interest income increased by $1.7 million from the same period in 2009. This increase was primarily related to the sale of our merchant card portfolio and a $239 thousand gain on sale of $3.4 million of SBA loans.
During the six months ended June 30, 2010, total non-interest expense decreased by $1.1 million, or 10%, to $10.2 million, down from $11.3 million for the comparable period in 2009. This decrease in non-interest expense was primarily the result of savings in salaries and employee benefits ($478 thousand), occupancy and equipment costs ($398 thousand), FDIC assessments ($163 thousand) and losses on the sale of OREO ($67 thousand) and other expense reductions. These items were partially offset by increases in outside service fees ($206 thousand) and OREO expense ($280 thousand).
We have had a significant savings in salary and benefit expense through the elimination of bonus payments for 2010, the discontinuation of our matching contribution to the Company’s 401k plan beginning in April 2010, a reduction in stock compensation related to an adjustment in the forfeiture rate on outstanding options and a reduction in staffing. The reduction in occupancy and equipment expense primarily relates to cost savings at our Redding branch as a result of the purchase of this facility on March 31, 2010. FDIC insurance was abnormally high during the second quarter of 2009 related to a special assessment by the FDIC.
The increase in outside service fees was related to the outsourcing of daily management of our computer network operations, while the increase in OREO expense is primarily related to the increase in OREO balances.
During the three months ended June 30, 2010, total non-interest expense decreased by $542 thousand, or 9%, to $5.5 million, down from $6.0 million for the comparable period in 2009. The decrease in non-interest expense was primarily the result of decreases of $147 thousand in salaries and employee benefits, $114 thousand in occupancy and equipment, $270 thousand in FDIC insurance assessments, and other reductions in expense. These savings were partially offset by increases of $131 thousand in the provision for OREO losses, $174 thousand in OREO expense and $101 thousand in outside service fees.
Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.
Contact: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of June 30,		Dollar	Percentage
	2010	2009	Change	Change
ASSETS
Cash and due from banks	$62,480	$11,207	$51,273	457.5%
Investment securities	70,156	54,739	15,417	28.2%
Loans, net of allowance for loan losses	318,326	353,914	(35,588)	-10.1%
Premises and equipment, net	15,037	15,193	(156)	-1.0%
Intangible assets, net	561	735	(174)	-23.7%
Bank owned life insurance	10,288	9,938	350	3.5%
Real estate and vehicles acquired through foreclosure	9,769	3,962	5,807	146.6%
Accrued interest receivable and other assets	18,917	13,332	5,585	41.9%

Total assets	$505,534	$463,020	$42,514	9.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$424,916	$398,797	$26,119	6.5%
Borrowings	20,000	5,000	15,000	300.0%
Accrued interest payable and other liabilities	11,569	6,131	5,438	88.7%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	466,795	420,238	46,557	11.1%
Shareholders’ equity	38,739	42,782	(4,043)	-9.5%

Total liabilities and shareholders’ equity	$505,534	$463,020	$42,514	9.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED JUNE 30,	2010	2009	Change	Change

Interest income	$5,181	$5,893	$(712)	-12.1%
Interest expense	853	895	(42)	-4.7%

Net interest income before provision for loan losses	4,328	4,998	(670)	-13.4%
Provision for loan losses	900	5,850	(4,950)	-84.6%

Net interest income after provision for loan losses	3,428	(852)	4,280	502.3%
Non-interest income	2,965	1,276	1,689	132.4%
Non-interest expenses	5,452	5,994	(542)	-9.0%

Income (loss) before income taxes	941	(5,570)	6,511	116.9%
Provision (benefit) for income taxes	365	(2,339)	2,704	115.6%

Net income (loss)	$576	$(3,231)	$3,807	117.8%
Dividends accrued and discount accreted on preferred shares	(171)	(171)	0	100.0%

Net income (loss) available to common shareholders	$405	$(3,402)	$3,807	111.9%

Basic earnings (loss) per share	$0.08	$(0.71)	$0.79	111.3%

Diluted earnings (loss) per share	$0.08	$(0.71)	$0.79	111.3%

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2010	2009	Change	Change

Interest income	$10,569	$11,447	$(878)	-7.7%
Interest expense	1,785	1,788	(3)	-0.2%

Net interest income before provision for loan losses	8,784	9,659	(875)	-9.1%
Provision for loan losses	2,400	8,750	(6,350)	-72.6%

Net interest income after provision for loan losses	6,384	909	5,475	602.3%
Non-interest income	4,752	2,506	2,246	89.6%
Non-interest expenses	10,162	11,298	(1,136)	-10.1%

Income (loss) before income taxes	974	(7,883)	8,857	112.4%
Provision (benefit) for income taxes	264	(3,376)	3,640	107.8%

Net income (loss)	$710	$(4,507)	$5,217	115.8%
Dividends accrued and discount accreted on preferred shares	(342)	(287)	(55)	19.2%

Net income (loss) available to common shareholders	$368	$(4,794)	$5,162	107.7%

Basic earnings (loss) per share	$0.08	$(1.00)	$1.08	108.0%

Diluted earnings (loss) per share	$0.08	$(1.00)	$1.08	108.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	June 30,
	2010	2009
QUARTERLY AVERAGE BALANCES
Assets	$507,305	$478,944
Earning assets	$416,072	$420,376
Loans	$325,982	$362,655
Deposits	$428,335	$387,897
Common equity	$26,789	$34,767
Total equity	$38,415	$46,306

CREDIT QUALITY DATA
Allowance for loan losses	$6,146	$9,882
Allowance for loan losses as a percentage of total loans	1.90%	2.72%
Nonperforming loans	$17,627	$31,276
Nonperforming assets	$27,396	$35,238
Nonperforming loans as a percentage of total loans	5.44%	8.60%
Nonperforming assets as a percentage of total assets	5.42%	7.61%
Year-to-date net charge-offs	$5,822	$6,092
Year-to-date net charge-offs as a percentage of average loans, annualized	3.59%	3.39%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter	$0.08	$(0.71)
Diluted earnings (loss) per share for the quarter	$0.08	$(0.71)
Quarterly weighted average shares outstanding	4,776	4,776
Quarterly weighted average diluted shares outstanding	4,776	4,776
Basic earnings (loss) per share, year-to-date	$0.08	$(1.00)
Diluted earnings (loss) per share, year-to-date	$0.08	$(1.00)
Year-to-date weighted average shares outstanding	4,776	4,776
Year-to-date weighted average diluted shares outstanding	4,776	4,776
Book value per common share	$5.67	$6.54
Total shares outstanding	4,776	4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity	6.1%	-39.2%
Annualized return (loss) on average assets	0.46%	-2.71%
Net interest margin	4.17%	4.77%
Efficiency ratio	74.7%	95.5%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity	2.7%	-27.4%
Annualized return (loss) on average assets	0.28%	-1.94%
Net interest margin	4.24%	4.70%
Efficiency ratio	75.1%	92.9%
Loan to Deposit Ratio	76.3%	91.2%
Total Risk-Based Capital Ratio	13.0%	14.3%